EXHIBIT 16.1

August 3, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Dermata Therapeutics, Inc.’s Form 8-K dated August 3, 2023, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

San Diego, California